Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2014 Results
OLD GREENWICH, Connecticut—November 5, 2014
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended September 30, 2014.
Highlights

•	Net increase in shareholders' equity resulting from operations ("net income") for the third quarter was $12.9 million, or $0.46 per basic and diluted share.

•
Book value per share as of September 30, 2014 was $23.79 on a diluted basis, after payment of a quarterly dividend in the second quarter of $0.77 per share, as compared to book value per share of $24.14 on a diluted basis as of June 30, 2014.

•	Our non-Agency strategy generated gross income of $15.9 million for the quarter ended September 30, 2014.

•	Our Agency strategy generated gross income of $3.8 million for the quarter ended September 30, 2014.

•
Our Board of Directors declared a dividend of $0.77 per share for the third quarter of 2014, reflecting an annualized dividend yield of 13.8% based on the November 4, 2014 closing price of $22.30; dividends are paid quarterly in arrears.

•	We raised net proceeds of $188.2 million through a follow-on offering of our common shares in September.
Third Quarter 2014 Results
For the quarter ended September 30, 2014, net income was $12.9 million, or $0.46 per share. This compares to net income of $20.9 million, or $0.81 per share, for the quarter ended June 30, 2014.
"During the third quarter, both our non-Agency and Agency strategies made positive contributions to our net income," said Laurence Penn, Chief Executive Officer and President. "While our overall results for the quarter moderated somewhat relative to the prior two quarters, we are very pleased with our continued progress in diversifying our asset base. Specifically, we’ve strategically expanded into adjacent sectors where we believe our analytical expertise, research, and systems give us an edge that enables us to capitalize on market inefficiencies and achieve attractive risk-adjusted returns. During the third quarter we made our first investments in several sectors, such as mortgage origination and consumer ABS, where we’ve been enhancing our capabilities, and we expect that over time these sectors will augment our sources of return in a significant way.
"In September, we announced that we had purchased a minority stake in a reverse mortgage originator. While this was our first strategic investment in a mortgage originator, we have several more investments in the pipeline. Earlier in the third quarter, we began investing in transactions backed by pools of consumer loans. Meanwhile, we continue to source MBS and ABS opportunities in Europe, and in the third quarter we bought our first European CLO. Just after the close of the quarter, we made our first purchases of distressed corporate debt, where we expect to increase our investments on an opportunistic basis. Even as we are actively expanding our efforts in these newer areas, we are still finding attractive opportunities to buy and sell legacy U.S. non-Agency RMBS. As I mentioned, our Agency strategy performed well during the quarter, and while it only utilizes a small part of our capital, it has consistently been a meaningful positive contributor to our returns. With the Federal Reserve clearly playing a lesser role in that market, we are optimistic that the opportunities in Agency RMBS will increase.
"In early September we successfully completed a follow-on common share offering whereby we raised net proceeds of $188.2 million. As of today, we have deployed the vast majority of the net proceeds received. We were also pleased to announce that our Board declared a third quarter dividend of $0.77 per share, the eighth consecutive quarter that our dividend has been at this level."
Non-Agency
Our non-Agency strategy generated gross income in the amount of $15.9 million for the third quarter, or $0.56 per share. Income from our non-Agency strategy was driven by positive contributions from interest income, interest rate hedges, and credit hedges and other activities, partially offset by net realized and unrealized losses on investments, interest expense and other investment related expenses. During the third quarter, we turned over approximately 12% of the portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we actively trade our portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As a result of our trading activity, we monetized net realized gains of $6.1 million, or $0.22 per share, but these were offset by a reduction in net unrealized gains of $6.5 million, or $0.23 per share. As of September 30, 2014, our total long non-Agency portfolio was $719.7 million, as compared to $657.7 million as of June 30, 2014, representing an increase of 9.4%. This increase was due to the partial deployment of the net proceeds raised in our September follow-on offering.

Despite an increase in volatility in the broader financial markets in the third quarter, non-Agency RMBS exhibited relative resilience. By comparison, high yield credit, in which we have been carrying a net short position, widened significantly during the quarter. Data underlying non-Agency RMBS remained generally supportive of valuations, although the rate of national home price appreciation continued to decelerate as compared to the pace of 2013. Foreclosure activity ticked up slightly in the third quarter from the prior quarter, but continued to decline on a year-over-year basis. While we have reduced our overall non-Agency RMBS exposure since the beginning of the year, we are still finding attractive selective buying opportunities, most notably in discount Alt-A hybrid senior positions and in seasoned mezzanine bonds. As market yields for non-Agency RMBS have compressed, prudent and careful security selection, based on loan-level analysis performed on a security-by-security basis, remains of paramount importance.
While we believe that fundamental factors, such as continued home price appreciation and declining foreclosure inventory, remain supportive for non-Agency RMBS in particular, we also believe that on the technical side the entire non-Agency MBS market remains vulnerable, especially to a significant unexpected increase in long-term interest rates. The non-Agency MBS market has become dominated by large bond mutual funds, and is therefore now more heavily impacted by the large-scale behavior of retail investors. This behavior tends to be much more momentum-driven, as evidenced in mid-2013 when the increase in U.S. Treasury yields was followed by substantial retail bond fund outflows, placing downward pressure on prices as redemptions forced bond mutual fund managers to sell assets. This technical vulnerability has been heightened further by the fact that dealers, faced with regulatory requirements such as Basel III and the Volcker Rule, are no longer able to absorb large-scale selling by bond funds into their inventories. Even though demand for non-Agency MBS assets remained robust, we positioned ourselves a bit more cautiously going into the fourth quarter. Our publicly traded partnership structure affords us valuable flexibility, especially in our ability to reduce exposures nimbly through hedging.
The CMBS market was volatile in the third quarter, with active new issue volume. Over the course of the quarter, CMBS bonds generally outperformed the CMBX indices, and in response we sold certain CMBS bonds while continuing to add CMBS "B-pieces." While yield spreads have continued to tighten in CMBS B-pieces, we have continued to find attractive purchase opportunities, although at a slower pace compared to recent quarters. CMBS B-pieces are the most subordinated (and therefore the highest yielding and riskiest) tranches. Ellington has been among the most active participants in this market, and we believe that these assets represent an attractive complement to our legacy CMBS holdings, which tend to be lower yielding, but more actively traded than CMBS B-pieces. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is broadly available in the secondary market, and better target the collateral profiles and structures we prefer. As of September 30, 2014, our investment in CMBS was $46.3 million, as compared to $28.0 million as of June 30, 2014.
We continue to source various private transactions in the commercial real estate space. For example, during the third quarter we closed a $5.0 million preferred equity investment in a private partnership focused on acquiring and managing equity investments in multifamily apartments and other housing-related properties.
We also continue to see compelling opportunities in distressed small balance commercial loans. As of September 30, 2014, we had investments in twelve loans with a value of $29.9 million, compared to ten loans valued at $37.4 million as of June 30, 2014. The number and value of our loans held may fluctuate significantly from period to period, especially as these distressed loans are resolved or sold. Our investments in this asset class have performed extremely well, and we continue to source new opportunities.
During the third quarter, we continued to expand our investing activities in European non-dollar denominated assets. We actively traded the portfolio, capturing net gains. Spreads on many European ABS tightened to pre-crisis levels during the third quarter, as the market was largely driven by anticipated European Central Bank, or "ECB," quantitative easing action, including the September announcement that the ECB plans to directly purchase ABS. While the majority of our European holdings have been in RMBS, we added investments in other asset classes during the third quarter. We purchased our first European CLO as an extension of our U.S. CLO strategy, and we purchased an interest in a pool of Spanish non-performing consumer loans. We expect to continue to add European CLOs to our portfolio in the coming months, and we expect to continue to bid on smaller portfolios of European ABS in Spain, given the lower level of competition for these assets. European banks remain under pressure to shed assets in order to strengthen their balance sheets, increase capital ratios, and divest non-core businesses. This could create buying opportunities for us, but this has also weighed on liquidity, especially in the sub-investment grade and mezzanine European ABS space, as banks and dealers are reluctant to hold inventories. As of September 30, 2014, our investments in European non-dollar denominated assets totaled $39.4 million, up from $33.6 million as of June 30, 2014. Our European holdings include securities denominated in British pounds as well as in euros.
As of September 30, 2014, we increased our holdings of CLOs relative to June 30, 2014. In the U.S. CLO market, we continue to find attractive opportunities in legacy securities, especially in equity positions. Banks have been net sellers of legacy CLOs, as increased capital charges resulting from Dodd-Frank regulations have made them unattractive holdings. We continue to find new issue CLOs to be expensive, especially as we view the underlying credit quality to be deteriorating rapidly. Many of these CLOs include underlying loans issued based on relaxed underwriting standards, or "covenant light" loans. Over the course of the third quarter, we increased our holdings of legacy CLOs, including our European non-dollar denominated CLOs, to $92.5 million, from $81.3 million as of June 30, 2014.
During the third quarter, we did not purchase any new non-performing or sub-performing residential mortgage loans, or residential NPL pools. Given the run-up in asset prices in this sector, we have acquired residential NPLs at a slower pace than we originally anticipated. While we continue to evaluate opportunities in some of the larger pool auctions, we are focusing more of our efforts on smaller and lower profile transactions, which typically originate from smaller community banks. We have found that these smaller transactions offer not only better potential returns, but also more attractive terms. As of September 30, 2014, we held $22.6 million in residential NPLs and related foreclosure property, and we have been pleased with the performance of these assets.
During the third quarter, we began investing in U.S. consumer backed loans and ABS, and as of the end of the quarter held assets valued at $11.1 million. We expect that over time this strategy will become a significant component of our overall non-Agency strategy. In addition, we made our first purchases of distressed corporate loans in October 2014. Both of these sectors represent asset classes that we believe serve as complements to our overall non-Agency strategy, and we believe they enable us to leverage our analytical and research-oriented capabilities.
In September 2014, we announced that we had purchased a preferred equity stake in a reverse mortgage originator. We plan to continue to make strategic investments in originators in need of equity and/or debt capital whereby we believe there is an opportunity to enhance longer term enterprise value, and hence the value of our investment. In certain cases, we expect that our investments will also provide access to desirable assets, such as non-QM loans through flow agreements. We believe that our significant expertise and contacts in the mortgage markets and extensive infrastructure will enable us to assist these entities in further developing and executing their business plans.
During the third quarter, our equities trading strategy generated a net loss of $2.3 million, or $0.08 per share. However, on a year to date basis through the first three quarters, this strategy has generated a net gain of $1.0 million, or $0.04 per share.
We also initiated two notable interest rate-related positions in the third quarter. First, we purchased a significant number of out-of-the money payer swaptions at a time when option volatility had dropped to what we viewed as highly attractive levels. As described above, we believe that credit-sensitive markets, including the non-Agency RMBS market, remain vulnerable from a technical standpoint to a significant unexpected increase in interest rates; these swaption positions were initiated in no small part for the additional income that they should provide to protect our non-Agency portfolio in a rising interest rate scenario. Second, we initiated a significant "swap spreads" position in the third quarter, whereby we purchased intermediate-term U.S. Treasury securities and simultaneously entered into short interest rate swaps with similar maturities. We initiated this position at a time when we felt that swap spreads (i.e., the difference between interest rate swap yields and U.S. Treasury yields) were abnormally tight; at the same time, we view this position as a hedge against credit spreads generally, including for non-Agency RMBS, since swap spreads and credit spreads have historically been correlated. With these new interest rate-related positions, we feel that we are better protected against "tail risks," (i.e., events that would create significant market dislocations, especially to the credit-sensitive parts of our portfolio, but to which the market seems to be ascribing a low probability of occurrence). As of September 30, 2014, we held long positions in U.S. Treasury securities with a total value of $545.3 million against a duration-matched portfolio of interest rate swaps. We may opportunistically enter into swap spreads trades, or other interest rate-related trades, either as hedges to our portfolio or business, or for speculative purposes.
At the end of the second quarter of 2014, we had increased our short position in credit default swaps, or "CDS," on high yield corporate bond indices as part of our non-Agency portfolio credit hedging strategy, given the very tight levels at which high-yield corporate CDX traded at that time. As high yield corporate credit spreads widened during the third quarter, we reduced some of our positions while rotating others. This activity contributed positively to our earnings during the quarter. Our credit hedges also include, among others, short positions (through total return swaps) in certain publicly traded REITs. We believe these instruments will provide protection in the event of a macro-economic downturn. The extent to which we utilize credit hedges in our non-Agency portfolio will increase or decrease based on our view of current fundamental and technical factors.
Agency
Our Agency strategy generated gross income of $3.8 million, or $0.13 per share, during the quarter. Income from our Agency strategy was driven by interest income partially offset by net realized and unrealized losses on investments, net losses on interest rate hedges, and interest expense. Consistent with our strategy, we actively traded our assets during the quarter, resulting in portfolio turnover of 27%. Through active trading, we believe we can take advantage of inefficiencies in the market while enhancing the composition of our portfolio.

As of September 30, 2014, our Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.
As anticipated, the Federal Reserve continued to taper its monthly purchases of Agency RMBS and U.S. Treasury securities. The Federal Reserve ceased its monthly bond purchases at the end of October, but expects to continue to reinvest paydown proceeds from its held portfolio into additional Agency RMBS and U.S. Treasury securities.
During the third quarter, specified pools outperformed their TBA counterparts, notwithstanding the fact that Agency RMBS prepayment speeds remained low by historical standards. Contributing to the relatively positive third quarter performance of specified pools was the Federal Reserve's continued reduction in its purchases of Agency RMBS, which have been concentrated in TBAs. As a result, TBA roll prices weakened during the quarter, which in turn provided support to specified pool pay-ups. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Many investors do not wish to take the prepayment risk associated with TBAs, but rather they prefer to buy specified pools. In contrast, the Federal Reserve, as purchaser of TBAs, is much less concerned with prepayment risk, and we believe that as the Federal Reserve continues to reduce its purchases of TBAs, specified pool pay-ups will increase. During the third quarter, our Agency RMBS purchasing activity continued to be focused primarily on specified pools, especially those with higher coupons. In addition, we reduced our holdings of reverse mortgage pools, where yield spreads remained tight during the quarter. Because prepayments remained low, our Agency interest-only securities also performed well, both from a cashflow and price perspective.
Over the course of the third quarter, longer-term interest rates were relatively range-bound. Volatility, while somewhat higher in the third quarter relative to the first and second, was still subdued. Despite intra-quarter upward and downward movements spanning approximately 0.4%, the ten-year U.S. Treasury yield ended the quarter at 2.49%, little changed from where it began. However, shorter-term and intermediate-term interest rates increased during the quarter, as market participants anticipated an eventual tightening of monetary policy by the Federal Reserve. We think it is unlikely that overall interest rate volatility will remain as subdued as it was in the first nine months of the year, and in the early part of the fourth quarter we have already seen an uptick in volatility. This reinforces the importance of our ability to hedge our risks using a variety of tools, including TBAs. Over the course of the third quarter and consistent with our strategy, we continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. We also believe that increased volatility can create opportunities for us, particularly given our active style of portfolio management.
One metric that we use to measure our overall prepayment risk is our net Agency premium as a percentage of our long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $540.5 million and a fair value of $582.3 million as of September 30, 2014 and a notional value of $502.7 million and a fair value of $546.2 million as of June 30, 2014. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of each of September 30, 2014 and June 30, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 2.3%. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.4% and 7.0% as of September 30, 2014 and June 30, 2014, respectively.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in our book value per share and assumes the reinvestment of dividends at book value per share. For the three and nine month periods ended September 30, 2014, our net-asset-value-based total return was 1.32% and 8.44%, respectively. Our net-asset-value-based total return from our inception (August 17, 2007) through September 30, 2014 was 140.51%.

The following table summarizes our operating results for the quarters ended September 30, 2014 and June 30, 2014 and the nine months ended September 30, 2014:

	Quarter Ended September 30, 2014	Per Share	% of Average Equity	Quarter Ended June 30, 2014	Per Share	% of Average Equity	Nine Months Ended September 30, 2014	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income	$14,691	$0.52	2.18%	$12,970	$0.50	2.05%	$41,177	$1.54	6.36%
Net realized gain	6,116	0.22	0.91%	12,906	0.50	2.05%	43,277	1.61	6.68%
Change in net unrealized gain (loss)	(6,523)	(0.23)	(0.97)%	2,417	0.09	0.38%	(15,636)	(0.59)	(2.42)%
Net interest rate hedges(1)	826	0.03	0.12%	(2,418)	(0.09)	(0.38)%	(4,019)	(0.15)	(0.62)%
Net credit hedges and other activities(2)	2,732	0.09	0.40%	(3,573)	(0.14)	(0.57)%	233	0.01	0.04%
Interest expense	(1,473)	(0.05)	(0.22)%	(1,478)	(0.06)	(0.23)%	(4,598)	(0.17)	(0.71)%
Other investment related expenses	(465)	(0.02)	(0.07)%	(489)	(0.02)	(0.08)%	(1,117)	(0.04)	(0.17)%
Total non-Agency MBS, mortgage loans, ABS, and other profit	15,904	0.56	2.35%	20,335	0.78	3.22%	59,317	2.21	9.16%
Agency RMBS:
Interest income	7,804	0.28	1.16%	8,009	0.31	1.27%	23,760	0.89	3.66%
Net realized gain (loss)	572	0.02	0.08%	2,005	0.08	0.32%	(2,479)	(0.09)	(0.38)%
Change in net unrealized gain (loss)	(3,277)	(0.12)	(0.49)%	14,031	0.54	2.22%	23,204	0.87	3.58%
Net interest rate hedges(1)	(499)	(0.02)	(0.07)%	(18,055)	(0.70)	(2.86)%	(28,997)	(1.09)	(4.48)%
Interest expense	(798)	(0.03)	(0.12)%	(776)	(0.03)	(0.12)%	(2,350)	(0.09)	(0.36)%
Total Agency RMBS profit	3,802	0.13	0.56%	5,214	0.20	0.83%	13,138	0.49	2.02%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	19,706	0.69	2.91%	25,549	0.98	4.05%	72,455	2.70	11.18%
Other interest income (expense), net	—	—	0.00%	(3)	—	0.00%	(7)	—	0.00%
Other expenses (excluding incentive fee)	(5,159)	(0.18)	(0.76)%	(4,342)	(0.17)	(0.69)%	(13,859)	(0.52)	(2.14)%
Net increase in equity resulting from operations (before incentive fee)	14,547	0.51	2.15%	21,204	0.81	3.36%	58,589	2.18	9.04%
Incentive fee	(1,400)	(0.05)	(0.21)%	—	—	—%	(1,400)	(0.05)	(0.22)%
Net increase in equity resulting from operations	$13,147	$0.46	1.94%	$21,204	$0.81	3.36%	$57,189	$2.13	8.82%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	199			257			659
Net increase in shareholders' equity resulting from operations(6)	$12,948	$0.46	1.94%	$20,947	$0.81	3.36%	$56,530	$2.13	8.82%
Weighted average shares and convertible units(3) outstanding	28,066			26,065			26,737
Average equity (includes non-controlling interests)(4)	$674,628			$630,443			$647,631
Weighted average shares and LTIP units outstanding(5)	27,854			25,853			26,525
Average shareholders' equity (excludes non-controlling interests)(4)	$667,630			$623,433			$640,923

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of September 30, 2014 and June 30, 2014:
Investment Portfolio

	September 30, 2014					June 30, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential mortgage loans	$758,818	$514,733	$67.83	$474,427	$62.52	$747,911	$504,864	$67.50	$459,362	$61.42
Non-Agency CMBS and Commercial mortgage loans	165,451	75,256	45.49	76,257	46.09	130,774	65,462	50.06	65,703	50.24
Other ABS and Loans	91,985	89,697	97.51	90,555	98.45	70,139	67,635	96.43	67,980	96.92
Total Non-Agency MBS, mortgage loans, and Other ABS and Loans	1,016,254	679,686	66.88	641,239	63.10	948,824	637,961	67.24	593,045	62.50
Agency RMBS:
Floating	17,290	18,360	106.19	18,430	106.59	23,277	24,592	105.65	24,662	105.95
Fixed	912,505	974,630	106.81	965,307	105.79	783,461	841,489	107.41	828,252	105.72
Reverse Mortgages	30,042	32,614	108.56	32,849	109.35	54,328	59,473	109.47	59,855	110.17
Total Agency RMBS	959,837	1,025,604	106.85	1,016,586	105.91	861,066	925,554	107.49	912,769	106.00
Total Non-Agency and Agency MBS, mortgage loans, and Other ABS and Loans	$1,976,091	$1,705,290	$86.30	$1,657,825	$83.89	$1,809,890	$1,563,515	$86.39	$1,505,814	$83.20
Agency Interest Only RMBS	n/a	$38,572	n/a	$37,379	n/a	n/a	$36,240	n/a	$35,538	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	$24,852	n/a	$24,237	n/a	n/a	$18,089	n/a	$17,384	n/a
TBAs:
Long	$112,448	$111,624	$99.27	$111,806	$99.43	$136,038	$134,347	$98.76	$132,854	$97.66
Short	(1,101,218)	(1,158,892)	105.24	(1,158,171)	105.17	(750,647)	(797,705)	106.27	(792,172)	105.53
Net Short TBAs	$(988,770)	$(1,047,268)	$105.92	$(1,046,365)	$105.82	$(614,609)	$(663,358)	$107.93	$(659,318)	$107.27
Long U.S. Treasury Securities	$546,083	$545,340	$99.86	$544,853	$99.77	$—	$—	$—	$—	$—
Short U.S. Treasury Securities	$(20,169)	$(19,939)	$98.86	$(19,924)	$98.79	$(5,000)	$(4,961)	$99.23	$(4,977)	$99.55
Short European Sovereign Bonds	$(21,367)	$(23,707)	$110.95	$(24,110)	$112.84	$(22,062)	$(24,457)	$110.85	$(23,143)	$104.90
Repurchase Agreements	$47,040	$47,039	$100.00	$47,192	$100.32	$30,537	$30,537	$100.00	$30,537	$100.00
Preferred Equity Investment in Commercial Mortgage-related Private Partnership	n/a	$5,000	n/a	$5,000	n/a	n/a	$—	n/a	$—	n/a
Equity Investment in Mortgage Originator	n/a	$2,686	n/a	$2,924	n/a	n/a	$—	n/a	$—	n/a
Short Common Stock	n/a	$(19,356)	n/a	$(20,838)	n/a	n/a	$(25,723)	n/a	$(25,925)	n/a
Real Estate Owned	n/a	$7,464	n/a	$7,252	n/a	n/a	$1,641	n/a	$1,658	n/a
Total Net Investments		$1,265,973		$1,215,425			$931,523		$877,568

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	September 30, 2014		June 30, 2014
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices(2)	$16,559	$(4,254)	$17,763	$(4,298)
Short CDS on RMBS and CMBS Indices(3)	(82,311)	2,173	(72,146)	2,882
Short CDS on Individual RMBS(3)	(21,892)	12,410	(23,524)	13,812
Net Mortgage-Related Derivatives	(87,644)	10,329	(77,907)	12,396
Long CDS referencing Corporate Bond Indices	118,449	18,878	116,034	20,700
Short CDS referencing Corporate Bond Indices	(284,577)	(22,463)	(271,561)	(25,901)
Long CDS on Corporate Bonds	5,005	(2,583)	4,395	(2,287)
Short CDS on Corporate Bonds	(2,475)	(112)	—	—
Written Options on CDS on Corporate Bond Indices(4)	(59,202)	(158)	(20,790)	(76)
Long Total Return Swaps on Corporate Equities(5)	76,371	(40)	31,506	20
Short Total Return Swaps on Corporate Equities(5)	(10,116)	29	(13,450)	(40)
Interest Rate Derivatives:
Long Interest Rate Swaps(6)	1,121,888	7,305	633,640	11,497
Short Interest Rate Swaps(7)	(2,158,454)	(3,107)	(1,118,141)	(4,851)
Long U.S. Treasury Note Futures(8)	242,100	477	33,700	200
Long Eurodollar Futures(9)	109,000	(22)	4,000	—
Short Eurodollar Futures(9)	(329,000)	26	(763,000)	(321)
Short U.S. Treasury Note Futures(10)	—	—	(17,600)	(15)
Short Equity Index Futures (11)	(2,850)	7	—	—
Purchased Payer Swaptions(12)	1,278,000	152	8,300	(486)
Written Payer Swaptions(13)	—	—	(17,300)	492
Purchased Receiver Swaptions(14)	—	—	25,000	2
Purchased Straddle Swaptions(15)	30,000	(79)	30,000	(144)
Written Straddle Swaptions(16)	(34,000)	(25)	(37,000)	168
Purchased Options on Eurodollar Futures(17)	150,000	31	—	—
Written Options on Eurodollar Futures(18)	(150,000)	(6)	—	—
Total Net Interest Rate Derivatives		4,759		6,542
Other Derivatives:
Long Foreign Currency Forwards(19)	—	—	8,640	52
Short Foreign Currency Forwards(20)	(21,265)	396	(40,900)	(314)
Total Net Derivatives		$9,035		$11,092

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2014, derivative assets and derivative liabilities were $56.4 million and $47.3 million, respectively, for a net fair value of $9.0 million, as reflected in "Total Net Derivatives" above. As of June 30, 2014, derivative assets and derivative liabilities were $59.5 million and $48.4 million, respectively, for a net fair value of $11.1 million, as reflected in "Total Net Derivatives" above.

(2)	Long mortgage-related derivatives represent transactions where we sold credit protection to a counterparty.

(3)	Short mortgage-related derivatives represent transactions where we purchased credit protection from a counterparty.

(4)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(5)	Notional value represents number of underlying shares times the closing price of the underlying security.

(6)	For long interest rate swaps, a floating rate is being paid and a fixed rate is being received.

(7)	For short interest rate swaps, a fixed rate is being paid and a floating rate is being received.

(8)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of September 30, 2014 and June 30, 2014, a total of 1,934 and 337 contracts were held, respectively.

(9)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(10)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of June 30, 2014 a total of 88 contracts were held.

(11)	Notional value represents the number of contracts held times 50 times the Index price at September 30, 2014; as of September 30, 2014, 29 contracts were held.

(12)	Represents the option on our part to enter into an interest rate swap whereby we would pay a fixed rate and receive a floating rate.

(13)	Represents the option on the part of a counterparty to enter into an interest rate swap with us whereby we would receive a fixed rate and pay a floating rate.

(14)	Represents the option on our part to enter into an interest rate swap with a counterparty whereby we would receive a fixed rate and pay a floating rate.

(15)	Represents the combination of a purchased payer swaption and a purchased receiver swaption on the same underlying swap.

(16)	Represents the combination of a written payer swaption and a written receiver swaption on the same underlying swap.

(17)	Represents the option on the part of the Company to enter into a futures contract with a counterparty. Every $1,000,000 in notional value represents one contract.

(18)	Represents the option on the part of a counterparty to enter into a futures contract with the Company. Every $1,000,000 in notional value represents one contract.

(19)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(20)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of September 30, 2014, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$162	$(200)
Agency RMBS - Fixed Pools and IOs	17,408	(23,953)
TBAs	(18,197)	23,674
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	5,848	(5,654)
Interest Rate Swaps	(25,869)	24,888
Interest Rate Swaptions	(1,081)	5,452
U.S. Treasury Securities	12,167	(11,909)
Eurodollar and U.S. Treasury Futures	5,135	(5,135)
Mortgage-Related Derivatives	(355)	603
Corporate Securities and Derivatives on Corporate Securities	2,476	(4,587)
Repurchase Agreements and Reverse Repurchase Agreements	(440)	611
	$(2,746)	$3,790

(1)
Based on the market environment as of September 30, 2014. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

As shown in the Investment Portfolio and Derivatives Portfolio tables and as described further above, as of September 30, 2014 we had substantially increased our holdings of purchased payer swaptions and we held a large long position in U.S. Treasury securities against a duration-matched portfolio of interest rate swaps. We believe that these positions represent an attractive way to mitigate the risk to the market values of non-Agency credit-sensitive products in the event of a significant unexpected increase in interest rates and/or credit spreads. As reflected in the above table, we believe that our increased net holdings of these swaptions as of September 30, 2014 will provide significant income should interest rates rise precipitously.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of September 30, 2014	For the Quarter Ended September 30, 2014		As of June 30, 2014	For the Quarter Ended June 30, 2014
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$266,195	$306,160	1.91%	$297,837	$307,176	1.92%
Agency RMBS	904,512	888,975	0.36%	890,994	864,934	0.36%
Total Excluding U.S. Treasury Securities	1,170,707	1,195,135	0.75%	1,188,831	1,172,110	0.77%
U.S. Treasury Securities	224,425	19,418	(0.54)%	—	788	0.09%
Total	$1,395,132	$1,214,553	0.73%	$1,188,831	$1,172,898	0.77%
Leverage Ratio (2)	1.72:1			1.89:1
Leverage Ratio Excluding U.S. Treasury Securities (2)	1.44:1			1.89:1

(1)	Borrowed amounts exclude $0.9 million in securitized debt as of both September 30, 2014 and June 30, 2014, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.9 million as of both September 30, 2014 and June 30, 2014.

Our leverage ratio (excluding reverse repo borrowings on U.S. Treasury securities) declined to 1.44:1 as of September 30, 2014, as compared to 1.89:1 as of June 30, 2014. The decline was primarily related to the increase in our equity resulting from our September follow-on common share offering and the fact that a portion of the net proceeds was used to pay down our non-Agency reverse repo borrowings. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
By Remaining Maturity (1)(2)

(In thousands)	As of September 30, 2014		As of June 30, 2014
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$609,777	43.7%	$368,522	31.0%
31-60 Days	331,753	23.8%	348,115	29.3%
61-90 Days	284,665	20.4%	292,692	24.6%
91-120 Days	36,338	2.6%	3,828	0.3%
121-150 Days	7,053	0.5%	28,875	2.4%
151-180 Days	67,134	4.8%	146,799	12.4%
> 360 Days	58,412	4.2%	—	—%
	$1,395,132	100.0%	$1,188,831	100.0%

(1)	Borrowed amounts exclude $0.9 million in securitized debt as of both September 30, 2014 and June 30, 2014, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had securitized debt outstanding in the amount of $0.9 million as of both September 30, 2014 and June 30, 2014. The weighted average remaining term on our reverse repos as of September 30, 2014 and June 30, 2014 was 72 and 62 days, respectively. As of September 30, 2014, our reverse repos include overnight borrowings on U.S. Treasury securities in the amount of $224.4 million. During the third quarter, we entered into a $150 million "non-mark-to-market" reverse repo facility with an existing counterparty which provides financing for certain types of non-Agency assets for a period of at least two years. After the first 18 months, the facility converts to a rolling facility with a six month cancellation notice period and automatic termination in

September 2017. Under the terms of the facility, no additional collateral is required to be posted by us based on changes in market values of the underlying assets; however, all payments and prepayments of principal received on financed assets are applied to reduce the amount outstanding under the facility. As of September 30, 2014, we had $58.4 million in borrowings outstanding under the facility, and we intend to utilize the remaining available credit over the near term.
Our borrowings outstanding under reverse repos were with a total of seventeen counterparties as of September 30, 2014. As of September 30, 2014, we held liquid assets in the form of cash and cash equivalents in the amount of $129.1 million.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of our derivatives/hedging and other investment results for the quarters ended September 30, 2014 and June 30, 2014:

(In thousands)	Quarter Ended September 30, 2014			Quarter Ended June 30, 2014
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,124)	$1,220	$96	$(1,353)	$(6,198)	$(7,551)
Swaptions	—	(99)	(99)	—	—	—
Futures	—	244	244	—	(391)	(391)
Net TBAs Held Short	—	(339)	(339)	—	(12,488)	(12,488)
Net U.S. Treasuries Held Long	16	409	425	(12)	(31)	(43)
Total Interest Rate Hedges	(1,108)	1,435	327	(1,365)	(19,108)	(20,473)
Net Credit Hedges and other activities(2)	(2,683)	5,415	2,732	(2,008)	(1,565)	(3,573)
Total Hedges	$(3,791)	$6,850	$3,059	$(3,373)	$(20,673)	$(24,046)

(1)	Net interest expense represents fixed rate periodic payments made by us.

(2)	Net interest expense includes dividend expense related to common stock sold short.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 3.0% for the quarter ended September 30, 2014, as compared to 2.8% for the quarter ended June 30, 2014. Based on our increased capital base, we would expect our prospective expense ratio to approximate 2.6%. Incentive fee expense incurred for the quarter ended September 30, 2014 was $1.4 million. No incentive fee expense was incurred for the quarter ended June 30, 2014.
Dividends
On November 4, 2014, our Board of Directors declared a dividend of $0.77 per share for the third quarter of 2014, payable on December 15, 2014 to shareholders of record on December 1, 2014. This represents the eighth consecutive quarter that our quarterly dividend has been set at this level. We previously announced that we expect to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of each year, our Board of Directors takes into account our earnings and other factors to consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, our Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59. We did not repurchase any of our outstanding common shares during the third quarter.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives and other financial assets. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, November 6, 2014, to discuss our financial results for the quarter ended September 30, 2014. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 23448671. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, November 6, 2014, at approximately 2 p.m. Eastern Time through Thursday, November 13, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 23448671. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 14, 2014 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
(In thousands, except per share amounts)	September 30, 2014	June 30, 2014	September 30, 2014
Investment income
Interest income	$22,521	$20,996	$65,014
Expenses
Base management fee	3,056	2,368	7,789
Incentive fee	1,400	—	1,400
Interest expense	2,179	2,416	7,222
Other investment related expenses	1,184	1,232	2,846
Other operating expenses	2,103	1,974	6,070
Total expenses	9,922	7,990	25,327
Net investment income	12,599	13,006	39,687
Net realized gain (loss) on:
Investments	2,449	4,596	16,887
Financial derivatives	(9,477)	(817)	(9,075)
Foreign currency transactions	(1,455)	(95)	(1,202)
	(8,483)	3,684	6,610
Change in net unrealized gain (loss) on:
Investments	(2,560)	9,803	7,096
Financial derivatives	12,056	(5,771)	3,845
Foreign currency translation	(465)	482	(48)
	9,031	4,514	10,893
Net realized and change in unrealized gain (loss) on investments and financial derivatives	548	8,198	17,503
Net increase in equity resulting from operations	13,147	21,204	57,190
Less: Increase in equity resulting from operations attributable to non-controlling interests	199	257	660
Net increase in shareholders' equity resulting from operations	$12,948	$20,947	$56,530
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.46	$0.81	$2.13
Weighted average shares and LTIP units outstanding	27,854	25,853	26,525
Weighted average shares and convertible units outstanding	28,066	26,065	26,737

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2014	June 30, 2014	December 31, 2013(1)
ASSETS
Cash and cash equivalents	$129,124	$145,032	$183,489
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $2,391,276, $1,693,248, and $1,688,257)	2,440,828	1,753,832	1,730,130
Financial derivatives–assets, at fair value (Net cost – $45,074, $54,200, and $50,533)	56,366	59,470	59,664
Repurchase agreements (Cost – $47,192, $30,537, and $27,943)	47,039	30,537	27,962
Total Investments, financial derivatives, and repurchase agreements	2,544,233	1,843,839	1,817,756
Due from brokers	141,497	109,863	82,571
Receivable for securities sold	1,246,205	813,166	883,005
Interest and principal receivable	10,953	7,618	6,831
Other assets	2,525	1,709	1,546
Total assets	$4,074,537	$2,921,227	$2,975,198
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $1,223,043, $846,217, and $847,602)	$1,221,894	$852,846	$845,614
Financial derivatives–liabilities, at fair value (Net proceeds – $33,950, $28,981, and $29,746)	47,331	48,378	44,791
Total investments and financial derivatives	1,269,225	901,224	890,405
Reverse repurchase agreements	1,395,132	1,188,831	1,236,166
Due to brokers	12,010	27,479	19,762
Payable for securities purchased	576,455	164,792	193,047
Securitized debt (Proceeds – $849, $906, and $980)	870	925	983
Accounts payable and accrued expenses	2,144	2,209	1,810
Base management fee payable	3,056	2,368	2,364
Incentive fee payable	1,400	—	3,091
Interest and dividends payable	2,138	2,276	1,521
Total liabilities	3,262,430	2,290,104	2,349,149
EQUITY	812,107	631,123	626,049
TOTAL LIABILITIES AND EQUITY	$4,074,537	$2,921,227	$2,975,198
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(33,443,572, 25,441,750, and 25,428,186 shares issued and outstanding)	$796,108	$614,862	$611,282
Additional paid-in capital–LTIP units	9,269	9,245	9,119
Total Shareholders' Equity	805,377	624,107	620,401
Non-controlling interests	6,730	7,016	5,648
Total Equity	$812,107	$631,123	$626,049
PER SHARE INFORMATION:
Common shares, no par value	$24.08	$24.53	$24.40
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$23.79	$24.14	$23.99

(1)	Derived from audited financial statements as of December 31, 2013.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.